================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                          -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          -------------------------

                            LIFEQUEST MEDICAL, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                         74-2559866
 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                      9601 MCALLISTER FREEWAY, SUITE 1120
                           SAN ANTONIO, TEXAS  78216
                                 (210) 366-2100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          -------------------------

                                HERBERT H. SPOON
                                   PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                            LIFEQUEST MEDICAL, INC.
                      9601 MCALLISTER FREEWAY, SUITE 1120
                           SAN ANTONIO, TEXAS  78216
                                 (210) 366-2100
 (Name, address, including zip code and telephone number, including area code, of agent for service)

                          -------------------------

                                    Copy to:
                               PHILLIP M. RENFRO
                          Fulbright & Jaworski L.L.P.
                         300 Convent Street, Suite 2200
                           San Antonio, Texas  78205
                               (210) 224-5575

                          -------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [  ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                    Proposed                  Proposed
 Title of each                                      maximum                   maximum
 class of                                           offering                  aggregate                Amount
 securities to be          Amount to be             price per                 offering                 of registration
 registered                registered               security(1)               price(1)                 fee
------------------------------------------------------------------------------------------------------------------------
 Common Stock,
 $.001 par value per
 share . . . . . . . .     140,000                  $3.00                     $420,000                 $128
========================================================================================================================

(1) Pursuant to Rule 457(c), the maximum offering price per security and maximum aggregate offering price of the Common Stock have been calculated on the basis of the average of the high and low sale prices of the Common Stock as reported in the NASDAQ Small-Cap Market System on February 4, 1997.

                        ------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

P R O S P E C T U S


                                 140,000 SHARES

                            LIFEQUEST MEDICAL, INC.

                                  COMMON STOCK

                        ------------------------------

         This Prospectus has been prepared for use in connection with the proposed sale or distribution by certain stockholders (the "Selling Stockholders") of an aggregate of 140,000 shares (the "Shares") of common stock, par value $.001 per share ("Common Stock"), of LifeQuest Medical, Inc. (the "Company"). The Shares may be sold from time to time by or for the account of the Selling Stockholders in the over-the-counter market, on the National Association of Securities Dealers Automated Quotation System, Inc. ("NASDAQ") or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions.

         The Common Stock is traded on the Small-Cap Market System ("SCMS") of NASDAQ under the symbol "LQMD." On February 4, 1997, the last reported sale price for the Common Stock on the NASDAQ/SCMS was $3.00 per share.

         The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear all costs and expenses incident to their registration. See "Plan of Distribution."

         The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

                        ------------------------------

        PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET
                    FORTH UNDER THE CAPTION "RISK FACTORS."

                        ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECU-
       RITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is February 7, 1997

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "SEC") in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities offered by this Prospectus. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the SEC from the SEC, at its principal offices located at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C., and at the following regional offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 upon the payment of the fees prescribed by the SEC. The SEC maintains a WorldWide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

                       INCORPORATION OF CERTAIN DOCUMENTS

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, are hereby incorporated herein by reference.

         The description of the Company's Common Stock, which is contained under the caption "Description of Capital Stock" in the Registration Statement on Form S-1 dated August 19, 1992 (Registration No. 33-49196), as post-effectively amended by the Registration Statement on Form S-1 dated August 20, 1992 (Registration No. 33-51046), and the description of the Company's Common Stock Purchase Rights set forth in the Registration Statement on Form 8-A dated June 20, 1995, are hereby incorporated herein by reference.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the Registration Statement of which this Prospectus is a part with respect to registration of the Shares, shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or replaces such statement.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to: LifeQuest Medical, Inc., 9601 McAllister Freeway, Suite 1120, San Antonio, Texas 78216, Attention: Randall K. Boatright, telephone (210) 366-2100.

                                  THE COMPANY

         LifeQuest Medical, Inc., a Delaware corporation (the "Company"), and its subsidiaries, LifeQuest Endoscopic Technologies, Inc., a Nevada corporation ("LQET"), Klein Medical, Inc., a Nevada corporation ("KMI"), Val-U-Med, Inc., a Nevada corporation ("VMI"), and ValQuest Medical, Inc., a Nevada corporation ("ValQuest"), are engaged in the development, manufacture and distribution of instruments, equipment and surgical supplies used in minimally invasive surgery ("MIS").

         Minimally invasive surgery, a rapidly growing field, involves surgical procedures, accomplished without a major incision, through strategically placed punctures in a patient's body. These procedures generally result in reduced patient discomfort, reduced risks of infection and greatly shortened hospitalization, thereby decreasing overall costs. MIS products include a wide variety of reusable and disposable items such as endoscopes, trocars, trocar sleeves/cannulas, video systems, mechanical and laser-related cutting devices, stapling systems, electrocautery systems, suction and irrigation systems, graspers and dissectors and hand-operated retractors. The products are used by surgeons in hospitals and outpatient surgery facilities.

         The Company acquired Klein Medical, Inc., a Texas corporation ("Klein"), in November 1996 and Val-U-Med, Inc., a Georgia corporation ("Val-U-Med"), in December 1996, private companies located in San Antonio, Texas and Atlanta, Georgia, respectively. Both companies, which are wholly owned subsidiaries of the Company, distribute instruments, equipment and surgical supplies used in MIS.

         In February 1996, the Company completed the merger of GM Engineering, Inc., a California corporation ("GM Engineering"), with and into LQET, a wholly owned subsidiary of the Company. LQET develops and manufactures MIS products at its facilities located in La Verne, California.

         In May 1994, the Company and Valdor Fiber Optics of San Jose, California, formed a corporate venture, ValQuest, which is an 82% owned subsidiary of the Company. ValQuest's patented Impact Mount(TM) technology is being used to develop proprietary, autoclavable (heat sterilizable), flexible, fiber optic endoscopes which are expected to have applications in the MIS field.

         The Company intends to continue to allocate its resources toward becoming a more significant competitor in the MIS market by utilizing the combined capabilities of its subsidiaries to expand its geographical distribution coverage in the U.S. and add relevant new products to its existing line through internal development, licensing and acquisition.

         The Company was incorporated on December 23, 1988 as a Delaware corporation and commenced operations on January 1, 1989. In August 1992, the Company completed its initial public offering of Common Stock which is quoted on the NASDAQ/SCMS. The Company's executive offices are located at 9601 McAllister Freeway, Suite 1120, San Antonio, Texas 78216, and its telephone number is (210) 366-2100.

                                  RISK FACTORS

         Each investor should carefully examine this entire Prospectus and should give particular attention to the risk factors set forth below.

         HISTORY OF LOSSES. PROFITABILITY UNCERTAIN. The Company has experienced operating losses since its inception on January 1, 1989. As of September 30, 1996, the Company had an accumulated deficit of approximately $13.8 million. Prior to the acquisitions of GM Engineering, Klein and Val-U-Med, the Company was a development stage company focused primarily on obtaining FDA approval of two medical devices. However, the Company has determined not to initiate any further work on obtaining FDA approval of the devices unless an appropriate corporate partner can be identified. Primarily as a result of its acquisitions in fiscal year 1996, the Company generated revenues of approximately $662,000 during the period ended September 30, 1996.

         In the future, the Company expects to have increased cash outflow requirements as a result of expenditures related to expansion of sales and marketing capability, expansion of manufacturing capacity, research and development activities, compliance with regulatory requirements, and possible investment in or acquisition of additional complementary products, technologies or businesses. The timing and amounts of these expenditures will depend upon many factors, such as the progress of the Company's research and development, and will include factors that may be beyond the Company's control, such as the results of product trials, the requirements for and the time required to obtain regulatory approval for existing products and any other products that may be developed or acquired and the market acceptance of the Company's products. The cash needs of the Company have changed significantly as a result of the acquisitions completed during 1996 and the support requirements of the added business focus areas. There can be no assurance that the Company will not continue to incur losses, that the Company will be able to raise cash as necessary to fund operations or that the Company will ever achieve profitability.

         LIMITED SALES, MARKETING AND DISTRIBUTION EXPERIENCE. The Company began commercial sales of its first MIS access product in the first quarter of 1996 following the merger of GM Engineering, a California based MIS device manufacturing company with LQET, and, therefore, has limited sales, marketing and distribution experience. In the fourth quarter of 1996, the Company completed the acquisition of Klein and Val-U-Med. Both are companies specialized in the sales, marketing and distribution of MIS devices. Through its KMI and VMI subsidiaries, the Company is marketing its MIS access products as well as the MIS Products of other manufacturers, to hospitals and surgeons throughout the United States. In the United States, the Company markets MIS products primarily through direct representatives who are employed by the Company or its subsidiaries within selected geographical areas and independent sales representatives who typically sell other complementary MIS products to the same customer base. If the need arises, the Company may expand its sales force, which will require recruiting and training additional personnel. There can be no assurance that the Company will be able to recruit and train such additional personnel in a timely fashion. Loss of a significant number of the Company's current sales personnel or independent sales representatives, or failure to attract additional personnel, could have a material adverse effect on the Company's business, financial condition and results of operations.

         RELIANCE ON FUTURE PRODUCTS AND NEW APPLICATIONS: UNCERTAINTY OF TECHNOLOGY CHANGES. The medical device industry is characterized by innovation and technological change. There can be no assurance that the Company will be able to successfully develop new products or technologies, manufacture new products in commercial volumes, obtain regulatory approvals on a timely basis or gain market acceptance of its products or the products of others. Delays in development, manufacturing, regulatory approval or market acceptance of new or enhanced products could have a material adverse impact on the Company's business, financial condition and results of operations. The future success of the Company will also depend upon, among other factors, its ability to develop and gain regulatory clearance for new and enhanced versions of products in a timely fashion.

         INTENSE COMPETITION. The primary industry in which the Company competes, minimally invasive surgery, is dominated by two large, well-positioned entities that are intensely competitive and frequently offer substantial discounts as a competitive tactic. The United States Surgical Corporation ("U.S. Surgical") is primarily engaged in developing, manufacturing and marketing surgical wound management products, and has historically been the firm most responsible for providing products that have led to the growth of the industry. U.S. Surgical supplies a broad line of products to the MIS industry, including products which facilitate access, assessment and treatment. Ethicon Endo- Surgery ("Ethicon"), a Johnson & Johnson company, has made a major investment in the MIS field in recent years and is one of the leading suppliers of hospital products in the world. Furthermore, U.S. Surgical and Ethicon each utilize purchasing contracts that link discounts on the purchase of one product to purchases of other products in their broad product lines. Substantially all of the hospitals in the United States have purchasing contracts with one or both of these entities. Accordingly, customers may be dissuaded from purchasing access products from the Company rather than U.S. Surgical or Ethicon to the extent it would cause them to lose discounts on products that they regularly purchase from U.S. Surgical or Ethicon.

         The Company faces a formidable task in successfully gaining significant revenues within the MIS access market. In order to succeed, management believes that the Company will need to objectively demonstrate substantial product benefits, and its sales effort must be able to effectively present such benefits to both clinicians and health care administrators. The MIS access market is dominated by U.S. Surgical and Ethicon. Both entities introduced new access devices, trocars with added features, during the past two years. A number of other entities participate in various segments of the MIS access market.

         There can be no assurance that the Company will be able to successfully compete in the MIS access market, and failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

         PRODUCTS SUPPLY: DEPENDENCE ON KEY SUPPLIERS. The ability of the Company to obtain particular products or product lines in the required quantities to fulfill customer orders for MIS devices on a timely basis is critical to the Company's success. In most cases, the Company has no guaranteed price or delivery agreements with its MIS device suppliers. As a result, the Company may experience short-term inventory shortages. In addition, manufacturers of MIS devices who currently distribute their products through the Company may decide to distribute, or to substantially increase their existing distribution through other distributors, their own dealer networks, or directly to resellers. There can be no assurance that suppliers will be able to maintain an adequate supply of products to fulfill the Company's customer orders on a timely basis or that the Company will be able to obtain particular products or that a product line currently offered by suppliers will continue to be available. Failure of the Company to obtain particular products or product lines in the required quantities or to fulfill customer orders on a timely basis could have a material adverse effect on its business, financial condition or results of operation.

         The Company's ability to achieve increases in net sales or to sustain current net sales levels depends in part on the ability and willingness of the Company's suppliers to provide products in the quantities the Company requires. Although the Company has written distribution agreements with many of its suppliers, these agreements usually provide for non-exclusive distribution rights and often include territorial restrictions that limit the geographical area in which the Company is permitted to distribute the products. The agreements are also generally short-term, subject to periodic renewal and often contain provisions permitting termination by either party without cause upon relatively short notice. The termination of an agreement may have a material adverse impact on the Company's business, financial condition or result of operations.

         DEPENDENCE UPON INDEPENDENT SHIPPING COMPANIES. The Company relies heavily on arrangements with independent shipping companies for the delivery of its products. In order to meet customer demand, products are shipped from suppliers through independent shipping companies. Currently, United Parcel Service delivers the substantial majority of the Company's products to its customers. The termination of the Company's relationship with United Parcel Service, or the failure of one or more other independent shipping companies to deliver products from suppliers to the Company or products from the Company to its customers could have a material adverse effect on the Company's business, financial condition or results of operations. For instance, an employee work stoppage or slow-down at one or more of these independent shipping companies could materially impair the shipping company's ability to perform the services required by the Company. There can be no assurance that the services of these independent shipping companies will continue to be available to the Company on terms as favorable as those currently available or that these companies will choose or be able to perform the required shipping services for the Company.

         PATENTS AND PROPRIETARY RIGHTS. The Company's success will depend in part on its ability to obtain patent protection for products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Although the Company has obtained certain patents and applied for additional United States and foreign patents covering certain aspects of its technology, no assurance can be given that any additional patents will be issued or that the scope of any patent protection will exclude competitors or provide a competitive advantage, or that any of the Company's patents will be held valid if subsequently challenged. The validity and breadth of claims covered in medical technology patents involves complex legal and factual questions and therefore may be highly uncertain. The Company also relies upon unpatented trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent trade secrets. In addition, whether or not the Company's patents are issued, others may hold or receive patents and contain claims having a scope that covers products developed by the Company.

         There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry and companies in the medical device industry have used litigation to gain competitive advantage. Litigation involving the Company would result in substantial cost and diversion of management attention from the day-to- day operation of the business, but could be necessary to enforce patents issued to the Company, to protect trade secrets and other specialized knowledge unknown to outside parties, to defend the Company against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. An adverse determination in litigation could subject the Company to significant liabilities to third parties, could require the Company to seek licenses from third parties under less favorable terms than might otherwise be possible and could prevent the Company from manufacturing, selling or using its products, any of which could have a material adverse effect on the Company's business, financial condition or results of operations.

         GOVERNMENT REGULATION. As a manufacturer of medical devices, the Company is subject to regulation by, among other governmental entities, the FDA and the corresponding agencies of states and foreign countries in which the Company sells its products. These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the manufacture and labeling of such devices, the maintenance of certain records and the reporting of potential product defects and other matters. Failure to comply with such regulations may have a material adverse effect on the Company.

         Manufacturers of medical devices marketed in the United States are required to adhere to applicable regulations setting forth detailed Good Manufacturing Practices ("GMP") requirements, which include testing, control and documentation requirements. Manufacturers also must comply with Medical Device Reporting ("MDR") requirements which require that a firm report to the FDA certain adverse events associated with the Company's devices. The Company is subject to routine inspection by the FDA and certain state agencies for compliance with GMP requirements, MDR requirements and other applicable regulations. The FDA is using its statutory authority more vigorously during inspections of companies and in other enforcement matters. The FDA has promulgated new GMP regulations and MDR regulations, both of which will likely increase the cost of compliance with GMP requirements. The Company also is subject to numerous federal, state and local laws relating to matters such as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Changes in existing requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition or results of operations. Although the Company believes that it is in compliance with all applicable regulations of the FDA and the State of California, current regulations depend heavily on administrative interpretation and there can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations. In addition, the potential effects on the Company of heightened enforcement of federal and state regulations cannot be predicted.

         With the enactment of the Medical Device Amendments in May 1976 to the Federal Food, Drug and Cosmetic Act (the "FDC Act"), the FDA classified medical devices in commercial distribution into three classes, Class I, II or III.
This classification is based on the controls necessary to reasonably ensure the safety and effectiveness of the medical device. Class I devices are those devices whose safety and effectiveness can reasonably be ensured through general controls such as adequate labeling, premarket notification and adherence to GMP regulations. Some Class I devices are further exempted from some of the general controls. Class II devices are those devices whose safety and effectiveness can reasonably be ensured through the use of special controls such as performance standards, post-market surveillance, patient registries and FDA guidelines. Class III devices are devices which must receive premarket approval by the FDA pursuant to a Premarket Approval ("PMA") application to ensure their safety and effectiveness. Generally, Class III devices are limited to life-sustaining, life-supporting or implantable devices.

         Most medical instruments introduced to the United States market are required by the FDA, as a condition of marketing, to secure either clearance of a premarket notification pursuant to Section 510(k) of the FDC Act (a "510(k) Notification") or an approved PMA. Obtaining PMA can take several years. In contrast, the process of obtaining a 510(k) Notification clearance requires the submission of substantially less data and generally involves a shorter review period.

         In general, clearance of a 510(k) Notification may be obtained if a manufacturer or distributor of medical devices can establish that a new device is "substantially equivalent" to a legally marketed medical device. The 510(k) Notification and the claim of substantial equivalence may have to be supported by various types of information indicating that the device is as safe and effective for its intended use as a legally marketed predicate device. In addition to requiring clearance for new products,

FDA rules typically require a filing and a waiting period prior to marketing modified versions of existing products. The Company anticipates that most of its products will be eligible for the 510(k) Notification procedure. At this time, the FDA typically responds to a submission of a 510(k) Notification within 180 to 360 days. Market clearance may take three to 12 months or longer. In the event that the shorter 510(k) Notification procedure is not available, the Company will be required to file a PMA.

         Under the Safe Medical Devices Act of 1990 ("SMDA"), the FDA is directed to adopt new 510(k) Notification regulations which could potentially make the approval process for the Company's products more time-consuming, difficult and expensive. The SMDA includes new provisions relating to post-market surveillance requirements for certain types of devices and authorizes the FDA to adopt new controls to be applied to certain devices such as some currently being developed by the Company, including the promulgation of a performance standard, requirements for patient registries, distributor and purchaser reporting and imposition of guidelines.

         The process of obtaining necessary government approvals can be time-consuming and expensive. There can be no assurance that the necessary approvals will be obtained by the Company or, if they are obtained, that they will be obtained on a timely basis. Furthermore, the Company or the FDA may suspend clinical trials at any time upon a determination that the subjects or patients are being exposed to an unacceptable health risk. The FDA may also require post-approval testing and surveillance programs to monitor the effects of the Company's products and the products it distributes as a condition of approval. Approvals that have been or may be granted are subject to continual review and surveillance programs required by regulatory agencies, and later discovery of previously unknown problems may result in product labeling restrictions or withdrawal of products from marketing.

         International sales of medical devices are subject to the regulatory agency requirements of each country, and more recently in Europe, the regulations of the European Economic Community. The regulatory review process varies from country to country. In addition, international sales of medical devices not cleared by the FDA for distribution in the United States may be subject to FDA export requirements, which require the Company to document that the sale of the device is not in violation of that country's medical device laws. This documentation is then submitted to the FDA with a request for a permit for export to that country. The Company intends to apply for regulatory approval, import approval and export approval for its products for sales in countries comprising the major foreign market.

         In addition to the statutes and regulations enforced by the FDA, the Company is also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state and local statutes, regulations and ordinances, including those promulgated by the Environmental Protection Act and the Department of Labor. Regulations regarding the manufacture and sale of the Company's products are subject to change. The Company cannot predict what impact, if any, such changes might have on its business.

         UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT. In the United States, health care providers, such as hospitals and physicians, that purchase medical devices, such as the Company's products, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of the procedure in which the medical device is being used. In addition, certain health care providers are moving toward a managed care system in which such providers contract to provide comprehensive health care for a fixed cost per person. Managed care providers are attempting to control the cost of health care by authorizing fewer elective surgical procedures. The Company is unable to predict what changes will be made in the reimbursement methods utilized by third- party health care payors. Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors, particularly to the extent any such changes affect reimbursement for procedures in which the Company's products are used. Failure by physicians, hospitals and other users of products sold by the Company to obtain sufficient reimbursement from health care payors for procedures in which the Company's products are used or adverse changes in governmental and private third-party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition or results of operations.

         If the Company obtains the necessary foreign regulatory approvals, market acceptance of the products sold by the Company in international markets would be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government-sponsored health care and private insurance. The Company intends to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner, if at all, and the effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

         DEPENDENCE ON KEY PERSONNEL. The success of the Company will be largely dependent on the efforts of a number of key management and technical personnel. The loss of the services of one or more key employees could have an adverse effect on the Company. The Company currently maintains key-man life insurance on Herbert H. Spoon, President and Chief Executive Officer of the Company. The Company believes that its future success will depend in large part upon its ability to hire and retain suitable operating, marketing, financial and technical personnel. The competition for qualified personnel in the medical device industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel.

         FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE. The Company's capital requirements will depend on numerous factors, including market acceptance and demand for its products; the resources the Company devotes to the development, manufacture and marketing of its products; the progress of the Company's clinical research and product development programs; the receipt of, and the time required to obtain, regulatory clearances and approvals; the resources required to protect the Company's intellectual property; the resources expended, if any, to acquire complementary businesses, products and technologies; and other factors. The timing and amount of such capital requirements cannot be accurately predicted. Funds may also be used for the acquisition of businesses, products and technologies that are complementary to those marketed by the Company. Consequently, although the Company believes that its revenues and other sources of liquidity will provide adequate funding for its capital requirements through at least 1997, the Company may be required to raise additional funds through public or private financings, collaborative relationships or other arrangements. There can be no assurance that the Company will not require additional funding or that such additional funding, if needed, will be available on terms attractive to the Company or at all. Any additional equity financings may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants.


         PRODUCT LIABILITY: CLAIMS IN EXCESS OF INSURANCE COVERAGE. The development, manufacture and sale of MIS products by the Company entails the risk of product liability claims, involving both potential financial exposure and associated adverse publicity. The Company's current product liability insurance coverage limits are $1,000,000 per occurrence and in the aggregate, and there can be no assurance that such coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the development, manufacture and sale of its current and potential products. In addition, the insurance is expensive and may not be available in the future on acceptable terms, or at all. In addition, if such insurance is available, there can be no assurance that the limits of coverage of such policies will be adequate. A successful product liability claim in excess of the Company's insurance coverage could have a material adverse effect on the Company's business, financial condition or results of operations.

         STOCK PRICE VOLATILITY. The stock market in general, and stocks of medical device companies in particular, have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the Common Stock has been and is likely to continue to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, the FDA and international regulatory actions, actions with respect to reimbursement matters, developments with respect to patents of proprietary rights, public concern as to the safety of products developed or marketed by the Company or others, changes in health care policy in the United States and internationally, changes in stock market analyst recommendations regarding the Company, or the medical device industry generally or general market conditions may have a significant effect on the market price of the Company's Common Stock.

         SHARES ELIGIBLE FOR FUTURE SALE. Sales of shares of Common Stock by existing stockholders under Rule 144 of the Securities Act, or through the exercise of outstanding vested options, could have an adverse effect on the price of the Common Stock. On the date of this Prospectus, in addition to the 140,000 shares offered hereby, approximately 31,000 shares held by affiliates of the Company are eligible for sale in the public market upon compliance with the volume and other limitations contained in Rule 144 of the Securities Act. In addition, on the date of this Prospectus, there were outstanding options to acquire up to 250,000 shares under the Company's stock option plan and outstanding options to acquire up to 102,000 additional shares under option agreements entered into outside of such plan.

         RIGHTS AGREEMENT. On June 21, 1995, the Board of Directors of the Company declared a dividend of one Common Stock purchase right (a "Right") for each share of Common Stock outstanding. Each Right entitles the holder to purchase one share of the Company's Common Stock at an initial exercise price of $7.00 per share, subject to adjustment, upon the terms and subject to the conditions set forth in a Rights Agreement dated as of June 20, 1995, between the Company and American Stock Transfer & Trust Company, as the Rights Agent. The Rights trade with the Common Stock and will not detach from the Common Stock or become exercisable until the earlier of (i) ten business days after a public announcement that a person or group of affiliated or associate persons ("Acquiring Person") has acquired beneficial ownership of 15% or more of the Company's Common Stock (a "Shares Acquisition Date") and (ii) ten business days after the commencement of, or the first public announcement of an intention to make, a tender offer or exchange offer for the Common Stock, the consummation of which would result in beneficial ownership by a person or group.

         If any person or group which acquires beneficial ownership of 15% or more of the outstanding shares of the Company's Common Stock, each Right (other than the Rights held by the Acquiring Person, which shall be void), will entitle its holder to purchase at the exercise price an additional number of shares of Common Stock equal to the amount determined by dividing the exercise price by 50% of the then current market price of the Common Stock.

         In addition, if following the Shares Acquisition Date, the Company is acquired in a merger or other business- combination transaction, or sells more than 50% of its assets or earning power to any person, each Right (other than those beneficially held by an Acquiring Person) will entitle its holder to purchase at the existing exercise price a number of shares of common stock of the acquiring company having twice the value of the exercise price.

         The Company may redeem the Rights at $.02 per Right at any time on or prior to the tenth business day following the first public announcement of the acquisition by a person of 15% or more of its Common Stock or the commencement of a tender offer or exchange offer for such 15% ownership.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Board of Directors may, at its option, at any time prior to the close of business on the tenth business day after the Shares Acquisition Date, redeem all the then outstanding Rights at a price of $.02 per Right.

         AUTHORIZATION OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that it will not do so in the future.

         NO DIVIDENDS. The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

                                USE OF PROCEEDS

         The Shares to be sold pursuant to the Prospectus are owned by certain stockholders of the Company. The Company will not receive any of the proceeds from the sale of the Shares. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         The following table sets forth the beneficial ownership of Common Stock held by certain stockholders of the Company (the "Selling Stockholders") immediately prior to and upon completion of this offering. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.

                             Beneficial Ownership                        Beneficial Ownership
                              Before the Offering                         After the Offering
                         -----------------------------               -----------------------------
                              Number        Percentage   Shares to        Number       Percentage
                Name         of Shares       of Class     be Sold       of Shares       of Class
                ----     ----------------  -----------  -----------  ----------------  -----------
 Gregory M. Miles(1)           343,008         6.0%         40,000       303,008          5.3%
 Richard H. Klein(2)           600,000        10.6%        100,000       500,000          8.8%

================================================================================

 (1) Mr. Miles served from February 1996 through January 1997 as the Vice President - Research and Development of the Company and as a director. Includes 15,000 shares of Common Stock issuable upon exercise of stock options granted under the Non-Qualified Stock Option Agreement dated February 13, 1996, between the Company and Mr. Miles, and 8,000 shares of Common Stock issuable upon exercise of stock options granted under the Employment Agreement dated February 13, 1996, between the Company and Mr. Miles.

 (2) Mr. Klein is President of KMI, a Vice President of the Company and a director.


                              PLAN OF DISTRIBUTION

      The Shares may be sold from time to time by or for the account of the Selling Stockholders in the over-the-counter market, on the NASDAQ/SCMS or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. The Selling Stockholders may effect such transactions by selling Shares through broker-dealers, and such broker-dealers may receive compensation in the form of commissions from the Selling Stockholders (which commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders and any broker-dealers who participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profit on the sale of Shares by it and any commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions.

      The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear all costs and expenses incident to their registration.

                                 LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., San Antonio, Texas.

                                    EXPERTS

      The consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports dated March 1, 1996 with respect thereto, and are incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                        ------------------------------

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2
Incorporation of Certain Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         11

================================================================================

================================================================================

                                 140,000 SHARES

                            LIFEQUEST MEDICAL, INC.

                                  COMMON STOCK


                          -------------------------

                              P R O S P E C T U S


                                FEBRUARY 7, 1997

                          -------------------------











================================================================================

                                    PART II

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            The estimated expenses in connection with this offering are:

            SEC registration fee                         $   128
            Legal fees and expenses                        5,000*
            Miscellaneous                                  1,872*
                                                          ------
            Total                                         $7,000*
            --------------------                          ======
            *  Estimated

            The Company has agreed to pay all the costs and expenses of this offering.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Section 145 of the Delaware General Corporation Law empowers the Registrant to, and the Bylaws of the Registrant provide that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Registrant, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.


ITEM 16.    EXHIBITS.

Exhibit No. Exhibit

5           Opinion of Fulbright & Jaworski L.L.P. regarding legality.

24.1        Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5).

24.2        Consent of Arthur Andersen LLP.

25          Power of Attorney (included on signature page).


ITEM 17.    UNDERTAKINGS.

       (a)  The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio and State of Texas the 5th day of February, 1997.



                                          LIFEQUEST MEDICAL, INC.

                                          By:  /s/ Herbert H. Spoon
                                             ----------------------------------
                                                   Herbert H. Spoon
                                                   President and
                                                   Chief Executive Officer



                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Herbert H. Spoon and Randall K. Boatright, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                             TITLE                             DATE
---------                             -----                             ----
/s/ Herbert H. Spoon                  President, Chief Executive        February 5, 1997
----------------------------------    Officer and a Director
Herbert H. Spoon                      (Principal Executive Officer)



/s/ Randall K. Boatright              Vice President and                February 5, 1997
----------------------------------    Chief Financial Officer
Randall K. Boatright                  (Principal Financial
                                      Officer and Principal
                                      Accounting Officer)



/s/ Robert B. Johnson                 Director                          February 5, 1997
----------------------------------
Robert B. Johnson


/s/ Jeffrey H. Berg                   Director                          February 5, 1997
----------------------------------
Jeffrey H. Berg


/s/ Richard H. Klein                  Director                          February 5, 1997
----------------------------------
Richard H. Klein

                                 EXHIBIT INDEX



EXHIBIT NO.                                 EXHIBIT                                               PAGE
----------                                  -------                                               ----
   5             Opinion of Fulbright & Jaworski L.L.P. regarding legality  . . . . . . . .       II-5

   24.1          Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5)  . . . . .       II-5

   24.2          Consent Arthur Andersen LLP  . . . . . . . . . . . . . . . . . . . . . . .       II-6

   25            Power of Attorney (included on signature page) . . . . . . . . . . . . . .       II-3